Rosemary R. Ferrero                          Direct Dial Number:  (215) 443-3612
VP, Chief Financial Officer                  Direct Fax Number:   (215) 443-3603

                                  July 31, 2000

Via Fax Transmittal
And Federal Express

First Union National Bank
Financial Institutions Group
1339 Chestnut Street, PA 4819
Philadelphia, PA  19101-4819
Attn:  John Stitchberry
         Joseph DiFrancesco

Dear Gentlemen:

Pursuant to paragraphs 2.5(d) and 11.5(c) of the Credit Agreement among Penn-America Group, Inc., Certain Lenders and First Union National Bank, as Agent, dated September 28, 2000 (as amended), please be advised that Penn-America Group, Inc., as Borrower, hereby terminates in whole all Unutilized Commitments (as defined in the Credit Agreement), as well as the Credit Agreement itself, effective three (3) business days from the date hereof - August 3, 2000.

We appreciate your preparation of a new lending proposal, and we're currently evaluating it.

Sincerely,


/s/ Rosemary R. Ferrero
Rosemary R. Ferrero
VP, Chief Financial Officer

RRF:gpp
Cc:  Jon S. Saltzman, President
       Garland P. Pezzuolo, Secretary and General Counsel